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                                                              Exhibit (d)(9)(ii)

                         Loomis, Sayles & Company, L.P.
                              One Financial Center
                                Boston, MA 02111

March 21, 2005

Loomis Sayles Funds II
Loomis Sayles Limited Term Government and Agency Fund
399 Boylston Street
Boston, MA 02116
Attn: John Hailer, President

Re: Loomis Sayles Limited Term Government and Agency Fund Advisory Agreement Addendum

Dear Mr. Hailer:

The Advisory Agreement dated September 12, 2003 between Loomis Sayles Funds II (the "Fund"), with respect to its Loomis Sayles Limited Term Government and Agency Fund (the "Series"), and Loomis, Sayles & Company, L.P. (the "Adviser") is hereby revised, effective March 21, 2005, to delete section 7 and to replace it with the following:

     7. As full compensation for all services rendered, facilities furnished and expenses borne by the Adviser hereunder, the Trust shall pay the Adviser compensation at the annual percentage rate of 0.50% of the average daily net assets of the Series, or such lesser rate as the Adviser may agree to from time to time. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from time to time determine and specify in writing to the Adviser. The Adviser hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

LOOMIS, SAYLES & COMPANY, L.P.

By: Loomis, Sayles & Company, Inc., its general partner

By:   /s/ Kevin Charleston
      ---------------------
      Kevin Charleston
Title:Director

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ACCEPTED AND AGREED TO:
Loomis Sayles Funds II, on behalf of
Loomis Sayles Limited Term Government and Agency Fund

By:   /s/ John Hailer
      ----------------
      John Hailer
Title:President

Date: March 21, 2005

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